INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

MAY 1, 2022

PACIFIC ADVISORY VARIABLE ANNUITY

Issued by Pacific Life & Annuity Company through Separate Account A of Pacific Life & Annuity Company

This summary prospectus summarizes key features of Pacific Advisory Variable Annuity, an individual flexible premium deferred variable annuity contract. Before you invest, you should also review the prospectus for this Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at PacificLife.com/Prospectuses. You can also obtain this information at no cost by calling (833) 455-0901 or by sending an email request to Prospectuses@PacificLife.com.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. If you are replacing another annuity contract or life insurance policy, the cancellation period ends 60 calendar days after your receive your Contract. Upon cancellation, you will receive a refund of your Contract value, based on the next determined Accumulated Unit Value after we receive your Contract, plus any refund of any amount deducted as Contract fees, charges, or taxes. You should review the prospectus, or consult with your financial professional for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s (“SEC”) staff and is available at Investor.gov.

TABLE OF CONTENTS

SPECIAL TERMS	2
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT	3
OVERVIEW OF THE CONTRACT	6
BENEFITS AVAILABLE UNDER THE CONTRACT	7
BUYING THE CONTRACT	9
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT	10
ADDITIONAL INFORMATION ABOUT FEES	10
FUNDS AVAILABLE UNDER THE CONTRACT APPENDIX	12
LIVING BENEFIT INVESTMENT ALLOCATION REQUIREMENTS	23

SPECIAL TERMS

Account Value – The amount of your Contract Value allocated to a specified Variable Investment Option.

Annuitant – A person on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine death benefits, in the case of a Non-Natural Owner, and to determine the Annuity Date. A Contract may name a single (“sole”) Annuitant or two (“Joint”) Annuitants. You may choose a Contingent Annuitant only if you have a sole Annuitant (cannot have Joint Annuitants and a Contingent Annuitant at the same time). If you name Joint Annuitants or a Contingent Annuitant, “the Annuitant” means the sole surviving Annuitant, unless otherwise stated.

Annuity Date – The date specified in your Contract, or the date you later elect, if any, for the start of annuity payments if the Annuitant (or Joint Annuitants) is (or are) still living and your Contract is in force; or if earlier, the date that annuity payments actually begin. The maximum annuity date is dated in your Contract and is the latest date we will begin paying you an annuity income.

Annuity Option – Any one of the income options available for a series of payments after your Annuity Date.

Beneficiary – A person who may have a right to receive any death benefit proceeds before the Annuity Date or any remaining annuity payments after the Annuity Date, if any Owner (or Annuitant in the case of a Non-Natural Owner) dies.

Business Day – Any day on which the value of an amount invested in a Variable Investment Option is required to be determined, which currently includes each day that the New York Stock Exchange is open for trading, an applicable underlying Fund is open for trading, and our administrative offices are open.

Code – The Internal Revenue Code of 1986, as amended.

Contingent Annuitant – A person, if named in your Contract, who will become your sole surviving Annuitant if your existing sole Annuitant should die before your Annuity Date.

Contingent Beneficiary – A person, if any, you select to become the Beneficiary if the Beneficiary predeceases the Owner (or Annuitant in the case of a Non-Natural Owner).

Contract – A Pacific Advisory Variable Annuity contract.

Contract Anniversary – The same date, in each subsequent year, as your Contract Date.

Contract Date – The date we issue your Contract. Contract Years, Contract Anniversaries, Contract Semi-Annual Periods, Contract Quarters and Contract Months are measured from this date.

Contract Owner, Owner, Policyholder, you, or your – Generally, a person who purchases a Contract and makes the Investments. A Contract Owner has all rights in the Contract, including the right to make withdrawals, designate and change beneficiaries, transfer amounts among Investment Options, and designate an Annuity Option. If your Contract names Joint Owners, both Joint Owners are Contract Owners and share all such rights. Except in the case of a Non-Natural Owner, the Owner’s life is used to determine death benefits.

Contract Value – As of the end of any Business Day, the sum of your Variable Account Value, the value of any other Investment Option added to the Contract by Rider or Endorsement.

Contract Year – A year that starts on the Contract Date or on a Contract Anniversary.

Earnings – As of the end of any Business Day, your Earnings equal your Contract Value less your aggregate Purchase Payments, which are reduced by withdrawals of prior Investments.

Fund – An underlying fund that you may invest in through the Separate Account provided by a registered open-end management investment company; may also be referred to as a Variable Investment Option.

General Account – Our General Account consists of all of our assets other than those assets allocated to Separate Account A or to any of our other separate accounts.

In Proper Form – This is the standard we apply when we determine whether an instruction is satisfactory to us. An instruction (in writing or by other means that we accept (e.g. via telephone or electronic submission)) is considered to be in proper form if it is received at our Service Center in a manner that is satisfactory to us, such that is sufficiently complete and clear so that we do not have to exercise any discretion to follow the instruction, including any information and supporting legal documentation necessary to effect the transaction. Any forms that we provide will identify any necessary supporting documentation. We may, in our sole discretion, determine whether any particular transaction request is in proper form, and we reserve the right to change or waive any in proper form requirements at any time.

Investment (“Purchase Payment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Investment Option – A Variable Investment Option or any other Investment Option added to the Contract by Rider or Endorsement.

Joint Annuitant – If your Contract is a Non-Qualified Contract, you may name two Annuitants, called “Joint Annuitants,” in your application for your Contract. Special restrictions may apply for Qualified Contracts.

Non-Qualified Contract – A Contract other than a Qualified Contract.

Primary Annuitant – The individual that is named in your Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

Purchase Payment (“Investment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity or account (IRA), or form thereof, or a Contract purchased by a qualified plan, qualifying for special tax treatment under the Code.

Separate Account A (the “Separate Account”) – A separate account of ours registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”).

Variable Account Value – The aggregate amount of your Contract Value allocated to all Subaccounts.

Variable Investment Option – A variable account under this Contract that is part of the Separate Account.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES AND EXPENSES				LOCATION IN PROSPECTUS
Charges for Early Withdrawals	There is no withdrawal charge.			Overview of the Contract
Transaction Charges

Currently, we do not charge a transfer fee (transfers between Investment Options) but we reserve the right to charge a transfer fee in the future and may charge $25 for each transfer above 25 transfers in a calendar year. There are no other transaction charges under this Contract (for example, sales loads, or wire transfer fees).

Ongoing Fees and Expenses (annual charges)

The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected. Advisory fees for services provided by your financial professional taken from your Contract Value or other assets and are not reflected in the Annual Fees below. If such fees were reflected, the annual costs of your Contract would be higher.

Charges, Fees and Deductions Withdrawals – Optional Withdrawals – Withdrawals to Pay Advisory Fees Appendix: Funds Available Under the Contract Charges, Fees and Deductions – Living Benefit Rider
	ANNUAL FEES	MINIMUM	MAXIMUM
	1. Base Contract	0.45%[1]	0.45%[1]
	2. Investment Options (Fund fees and expenses)	0.03%[2]	1.18%[2]
	3. Optional Benefits (for a single optional benefit, if elected)	0.15%[3]	2.75%[3]

FEES AND EXPENSES		LOCATION IN PROSPECTUS

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year based on current charges.

Charges Charges, Fees and Deductions – Mortality and Expense Risk Charge and Optional Death Benefit Rider Charge
Lowest Annual Cost: $458	Highest Annual Cost: $3,963

Assumes:

•                   Investment of $100,000

•                   5% annual appreciation

•                   Least expensive combination of base Contract and Fund fees and expenses

•                   No optional benefits

•                   No sales charges or advisory fees

•                   No additional purchase payments, transfers, or withdrawals

Assumes:

•                   Investment of $100,000

•                   5% annual appreciation

•                   Most expensive combination of base Contract, optional benefits, and Fund fees and expenses

•                   No sales charges or advisory fees

•                   No additional purchase payments, transfers, or withdrawals

1      As a percentage of the average daily Variable Account Value. This percentage includes the Mortality and Expense Risk Charge, the Administrative Fee, and the Investment Platform Fee.

2      As a percentage of Fund assets.

3      As a percentage of the Protected Payment Base (for an optional living benefit) and average daily Variable Account Value (for an optional death benefit).

RISKS		LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in the Contract, including loss of principal.	Principal Risks of Investing in the Contract
Not a Short-Term Investment

This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

The benefits of tax deferral, long-term income, and living benefits are generally more beneficial to investors with a long-term investment horizon.

Principal Risks of Investing in the Contract
Risks Associated with Investment Options

An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Contract (e.g. Funds).

Each Investment Option will have its own unique risks.

You should review, working with your financial professional, the Investment Options before making an investment decision.

Principal Risks of Investing in the Contract Appendix: Funds Available Under the Contract
Insurance Company Risks

Investment in the Contract is subject to the risks related to us, and any obligations, guarantees, or benefits are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling (800) 748-6907 or visiting our website at www.PacificLife.com.

Principal Risks of Investing in the Contract

RESTRICTIONS	LOCATION IN PROSPECTUS
Investments

Transfers between Variable Investment Options are limited to 25 each calendar year. Transfers to or from a Variable Investment Option cannot be made before the seventh calendar day following the last transfer to or from the same Variable Investment Option. Additional Fund transfer restrictions apply, such as transfer restrictions imposed by the Funds.

Certain Funds may stop accepting additional investments into the Fund or a Fund may liquidate. In addition, if a Fund determines that excessive trading has occurred, they may limit your ability to continue to invest in their Fund for a certain period of time.

We reserve the right to remove, close to new investment, or substitute Funds as Investment Options.

Transfers and Market-Timing Restrictions Appendix: Funds Available Under the Contract
Optional Benefits

Certain optional living benefits limit or restrict the Investment Options that you may select under the Contract. We may change these limits or restrictions in the future.

Withdrawals that exceed withdrawal limits specified by an optional living benefit may affect the availability of the benefit, by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

We may stop offering an optional living benefit or optional death benefit at any time, including for current Contract Owners who have not yet purchased the rider.

We reserve the right to reject or restrict, at our discretion, any additional Purchase Payments for a rider and, as a result, we will not accept Purchase Payments for your Contract. You will not be able to increase protected amounts or your Contract Value through additional Purchase Payments.

Death Benefits Death Benefit Riders Living Benefit Riders Withdrawals Appendix: Funds Available Under the Contract

TAXES	LOCATION IN PROSPECTUS
Tax Implications

Consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

It is important to know that IRAs and qualified plans are already tax-deferred which means the tax deferral feature of a variable annuity does not provide a benefit in addition to that already offered by an IRA or qualified plan. An annuity contract should only be used to fund an IRA or qualified plan to benefit from the annuity’s features other than tax deferral.

Withdrawals will be subject to ordinary income tax and may be subject to a tax penalty if you take a withdrawal before age 59½.

Federal Tax Issues

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation

Some financial professionals may receive compensation for selling this Contract to you in the form of advisory fees, additional payments, non-cash compensation, and/or reimbursement of expenses. These financial professionals may have a financial incentive to offer or recommend this Contract over another investment.

Distribution Arrangements
Exchanges

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you already own.

You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable for you to purchase the new contract rather than continue to own the existing contract.

Replacement of Life Insurance or Annuities

OVERVIEW OF THE CONTRACT

Purpose

The Contract is designed for long-term financial planning. This Contract may be appropriate for you if you are looking for retirement income or you want to meet other long-term financial objectives. Discuss with your financial professional whether a variable annuity, a living benefit rider, a death benefit rider and which underlying Investment Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, time horizon, risk tolerance and other relevant information. Together you can decide if a variable annuity is right for you.

Phases of the Contract

This Contract has two phases, the accumulation (savings) phase and the annuitization (income) phase. The accumulation phase begins on your Contract Date and continues until your Annuity Date. During this phase, you can put money into your Contract and earnings accumulate on a tax-deferred basis. When you put money into your Contract, you can invest in Funds that have their own investment objectives, strategies, risks, and expenses.

A list of Funds currently available is provided in an appendix. See APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.

The annuitization (income) phase occurs when you annuitize your Contract and turn your Contract into a stream of income payments over a fixed period or for life. You can choose fixed or variable payments, or a combination of both. For variable payments, the payment amount will vary based on the performance of the Funds you choose. When you annuitize, you will be unable to make withdrawals and death benefits and living benefits will terminate.

Contract Features

Accessing your Money. Before you annuitize, you can withdraw money from your Contract. There are no withdrawal charges associated with the Contract. However, if you take a withdrawal, you may have to pay income taxes, including a 10% federal tax penalty if you are younger than age 59½.

Tax Treatment. You may transfer among the Funds without paying any current income tax and any earnings are generally tax-deferred. You are taxed when you make a withdrawal or surrender your Contract, receive an income payment from the Contract, or upon payment of a death benefit.

Death Benefits. The Contract provides a death benefit payout, at no additional cost, to your Beneficiaries during the accumulation phase. The Death Benefit Amount for the standard death benefit is the Contract Value. For an additional cost, you may purchase an optional death benefit which can increase the amount of money payable to your Beneficiaries. The riders that are currently available are:

•                  Return of Investment (ROI) Death Benefit

For more information, restrictions, and when you may purchase death benefit riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT and Optional Death Benefit Riders sections.

Living Benefits. You may purchase an optional guaranteed minimum withdrawal benefit rider for an additional cost. The guaranteed minimum withdrawal benefit riders focus on providing an income stream for life through withdrawals during the accumulation phase beginning at the age for lifetime withdrawals specified by the rider, if certain conditions are met.  The riders that are currently available are:

•                  Portfolio Income Protector (Single and Joint)

For more information, restrictions, and when you may purchase living benefit riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT and Optional Living Benefit Riders sections.

Additional Services. You can have only one dollar cost averaging program in effect at one time. See the Benefits Available Under the Rider and Systematic Transfer Options sections for more information and restrictions.

•                  Dollar Cost Averaging. Allows you to transfer between Variable Investment Options in a series of regular purchases instead of in a single purchase.

•                  Portfolio Rebalancing. Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify, can be rebalanced on a quarterly, semi-annual, or annual basis.

Advisory Fee Withdrawals. Withdrawals may be made from the Contract to pay for advisory fees to your financial professional. Withdrawals from your Contract to pay advisory fees (regardless of percentage or amount withdrawn) reduce the Contract Value by the withdrawal amount. These withdrawals will immediately reduce the death benefit amount under your Contract and may impact the benefits provided by an optional death benefit rider and/or an optional living benefit rider. The withdrawals may also be subject to federal and state income taxes and a 10% federal tax penalty.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract.

Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Dollar Cost Averaging

Allows you to transfer between Variable Investment Options in a series of regular purchases instead of in a single purchase which allows you to average the purchase prices over time, and may permit a “smoothing” of abrupt peaks and drops in price.

		No Charge	• Amounts can only be transferred to one or more Variable Investment Options. • Can only have one dollar cost averaging program in effect at one time. • Only available prior to the Annuity Date.
Portfolio Rebalancing	Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify.	No Charge	• Rebalancing can be made quarterly, semi-annually, or annually. • Only available prior to the Annuity Date. • Only Variable Investment Options are available for rebalancing.
Death Benefit Amount	Provides a death benefit equal to the Contract Value.	No Charge

•      Poor investment performance could reduce the death benefit amount.

•      Withdrawals (including withdrawals to pay advisory fees) will reduce the death benefit amount.

•      This benefit terminates upon annuitization.

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Portfolio Income Protector (Single)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on a single life (the Designated Life). Provides for an amount to be added to the protected amount, which may increase the amount you can withdraw in future years.

2.50% (as a percentage of Protected Payment Base)

•      Available at Contract purchase or within 60 calendar days after the Contract Date.

•      Designated Life must be 85 or younger at purchase.

•      You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

•      Must follow investment allocation requirements which limit the number of allowable Investment Options.

•      Lifetime withdrawals are available starting at age 59½.

•      An Annual Credit amount that may be added to the protected amount stops on the earliest of the first withdrawal or 10 Contract

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations

Anniversaries.

•      Taking a withdrawal before age 59½ or withdrawal amounts that are greater than what is allowed on an annual basis after age 59½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

•      Withdrawals to pay advisory fees are limited to 1.5% of Contract Value during the calendar year.

•      May not voluntarily terminate the rider.

•      Benefit and benefit charges terminate upon annuitization.

Portfolio Income Protector (Joint)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on joint lives (the Designated Lives). Provides for an amount to be added to the protected amount, which may increase the amount you can withdraw in future years.

2.75% (as a percentage of Protected Payment Base)

•      Available at Contract purchase or within 60 calendar days after the Contract Date.

•      Both Designated Lives must be 85 or younger at purchase.

•      You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

•      Must follow investment allocation requirements which limit the number of allowable Investment Options.

•      Lifetime withdrawals are available when the youngest Designated Life is age 59½.

•      An Annual Credit amount that may be added to the protected amount stops on the earlier of the first withdrawal or 10 Contract Anniversaries.

•      Taking a withdrawal before the youngest Designated Life is age 59½ or withdrawal amounts that are greater than what is allowed on an annual basis after age the youngest Designated Life is age 59 ½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

•      Withdrawals to pay advisory fees are limited to 1.5% of Contract Value during the calendar year.

•      May not voluntarily terminate the rider.

•      Benefit and benefit charges terminate upon annuitization.

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations
Return of Investment (ROI) Death Benefit	Provides a death benefit equal to the greater of the Contract Value or the total of all Purchase Payments adjusted for withdrawals.	0.15% (as a percentage of average daily Variable Account Value)

•      Available for purchase before the Contract is issued.

•      Must be 85 or younger on the Contract Date.

•      Certain ownership changes may reduce benefits.

•      Withdrawals (including withdrawals to pay advisory fees in excess of 1.5% of the Contract Value during the calendar year) made when the Contract Value is less than the Purchase Payments made will proportionately reduce the Contract Value by an amount greater than the actual amount withdrawn.

•      If an optional living benefit rider is also in effect, any withdrawals for advisory fees to your financial professional are limited to 1.5% of the Contract Value during the calendar year.

•      This benefit terminates upon annuitization or when the Contract Value is reduced to zero.

•      May not voluntarily terminate the rider.

BUYING THE CONTRACT

To purchase a Contract, you must work with your financial professional to fill out an application and submit it along with your initial Purchase Payment to Pacific Life & Annuity Company at P.O. Box 2736, Omaha, Nebraska 68103-2736. We reserve the right to reject any application or Purchase Payment.

	Non-Qualified Contracts	Qualified Contracts
Minimum Initial Purchase Payment	$25,000	$25,000*
Minimum Additional Purchase Payment	$250*	$50*
Maximum Total Purchase Payments

You must obtain our consent before making an initial or additional Purchase Payment that will bring your aggregate Purchase payments over $1,000,000. The aggregate amount is based on all contracts where you are either the owner and/or annuitant.

* Currently, we are not enforcing these minimum amounts, but we may in the future.

Initial Purchase Payment. If your application and initial Purchase Payment are complete when received, or once they have become complete, we will issue your Contract within 2 Business Days. Your initial Purchase Payment is allocated on the Business Day we issue your Contract. If some information is missing from your application, we may delay issuing your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 Business Days without your permission.

Additional Purchase Payment.  An additional Purchase Payment is allocated on the Business Day we receive it.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Accumulation Phase

You may, on or prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract while the Owner (Annuitant in the case of a Non-Natural Owner) is living and your Contract is in force. You may surrender your Contract and make a full withdrawal at any time. If you surrender your Contract it will be terminated as of the Effective Date of the withdrawal. You may request to withdraw a specific dollar amount or a specific percentage of an Account Value or your Contract Value. You may choose to make your withdrawal from specified Investment Options. If you do not specify Investment Options, your withdrawal will be made from all of your Investment Options proportionately.

Withdrawal requests we receive before the close of the New York Stock Exchange, which usually closes at 4:00 p.m. Eastern time, will be effective at the end of the same Business Day that we receive them In Proper Form unless the transaction or event is scheduled to occur on another Business Day. We will normally send the proceeds within 7 calendar days after your request is effective.

To make a withdrawal request, you can call (800) 748-6907 or send a written request, In Proper Form, to Pacific Life & Annuity Company at P.O. Box 2736, Omaha, Nebraska 68103-2736.

Limits on Withdrawal Amounts

Each partial withdrawal must be for $500 or more. Pre-authorized partial withdrawals must be at least $250, except for pre-authorized withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. If your partial withdrawal from an Investment Option would leave a remaining Account Value in that Investment Option of less than $500, we also reserve the right, at our option and with prior written notice, to transfer that remaining amount to your other Investment Options on a proportionate basis relative to your most recent allocation instructions.

Amount Available for Withdrawal

The amount available for withdrawal is your Contract Value at the end of the Business Day on which your withdrawal request is effective, less any rider charges, and any charge for premium taxes and/or other taxes. The amount we send to you (your “withdrawal proceeds”) will also reflect any required or requested federal and state income tax withholding. See FEDERAL TAX ISSUES and THE GENERAL ACCOUNT in the prospectus.

Negative Impact on Benefit Values

If you own guaranteed minimum withdrawal benefit riders, taking a withdrawal before a certain age or a withdrawal that is greater than the allowed annual withdrawal amount under a rider, may result in adverse consequences such as a reduction in rider benefits, failure to receive lifetime withdrawals under the rider, or termination of the rider. If you own a death benefit rider, taking a withdrawal may reduce the benefits provided by the benefit.

You assume investment risk on Purchase Payments in the Variable Investment Options. As a result, the amount available to you for withdrawal from any Variable Investment Option may be more or less than the total Purchase Payments you have allocated to that Variable Investment Option.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from, the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from the Contract. State premium taxes may also be deducted.

The fees and expenses below do not reflect an advisory fee paid to your financial professional, which are deducted from the Contract Value or other assets. If such charges are reflected, the fees and expenses would be higher.

Transaction Expenses

Maximum Withdrawal Charge	None
Transfer Fee (per transfer after 25 in a calendar year, currently not imposed)	$25

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Base Contract Expenses (as a percentage of average daily Variable Account Value)[1]	0.45%
Optional Benefit Expenses
Guaranteed Minimum Withdrawal Benefit Maximum Charges (as a percentage of the Protected Payment Base)[2]
Portfolio Income Protector (Single)	2.50%
Portfolio Income Protector (Joint)	2.75%
Death Benefit Maximum Charge (as a percentage of the average daily Variable Account Value)
Return of Investment (ROI) Death Benefit Rider	0.15%

1   As a percentage of the average daily Variable Account Value. This percentage includes the Mortality and Expense Risk Charge, the Administrative Fee, and the Platform Fee. The Mortality and Expense Risk Charge and the Administrative Fee will stop at the Annuity Date if you select fixed annuity payments. See the Mortality and Expense Risk Charge and Administrative Fee sections for more information.

2 The current charge for new elections for these riders is disclosed in a Rate Sheet Prospectus Supplement.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found in the APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.

Annual Fund Expenses

	Minimum	Maximum
Expenses that are deducted from fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses.	0.03%	1.18%

Examples

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses.

The Example assumes that you invest $100,000 in the Contract for the time periods indicated. The Example also assume that your investment has a 5% return each year and assumes the most expensive combination of annual Fund expenses and optional benefits available for an additional charge. The Example does not account for withdrawals from your Contract Value or other assets to pay advisory fees. If these were included, your costs would be higher. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

•        If you surrendered or annuitized your Contract at the end of the applicable time period, or left your money in your Contract:

1 Year	3 Years	5 Years	10 Years
$4,559	$14,112	$24,231	$51,875

APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at PacificLife.com/Prospectuses. You can also request this information at no cost by calling (833) 455-0901 or by sending an email request to Prospectuses@PacificLife.com. Depending on the optional benefits you choose, you may not be able to invest in certain Funds. See the Living Benefit Investment Allocation Requirements section after the Fund table below.

The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge, such as the Investment Platform Fee. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Seeks long-term capital growth. Income is a secondary objective.	American Century VP Mid Cap Value Fund Class I; American Century Investment Management, Inc.	0.75%[1]	23.20%	9.41%	12.82%
Provide high total return (including income and capital gains) consistent with preservation of capital over the long term.	American Funds IS Asset Allocation Fund Class 1; Capital Research and Management CompanySM	0.30%	15.40%	11.99%	11.60%
The fund has two primary investment objectives. It seeks (1) to provide a level of current income that exceeds the average yield on U.S. stocks generally and (2) to provide a growing stream of income over the years. Secondary objective is to provide growth of capital.	American Funds IS Capital Income Builder® Class 1; Capital Research and Management CompanySM	0.27[1]	15.31%	8.53%	N/A
Provide you, over the long term, with a high level of total return consistent with prudent investment management. Total return comprises the income generated by the fund and the changes in the market value of the fund’s investments.	American Funds IS Capital World Bond Fund Class 1; Capital Research and Management CompanySM	0.50%	-4.73%	3.74	2.32
Provide long-term growth of capital while providing current income.	American Funds IS Capital World Growth and Income Fund Class 1; Capital Research and Management CompanySM	0.42%[1]	15.03%	13.55%	11.92%
Provide long-term growth of capital.	American Funds IS Global Growth Fund Class 1; Capital Research and Management CompanySM	0.42%[1]	16.72%	20.00%	15.95%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Provide growth of capital.	American Funds IS Growth Fund Class 1; Capital Research and Management CompanySM	0.35%	22.30%	25.75%	20.01%
Achieve long-term growth of capital and income.	American Funds IS Growth-Income Fund Class 1; Capital Research and Management CompanySM	0.29%	24.42%	16.68%	15.70%
Provide long-term growth of capital.	American Funds IS International Fund Class 1; Capital Research and Management CompanySM	0.54%	-1.23	9.91%	8.40%
Provide long-term growth of capital while providing current income.	American Funds IS International Growth and Income Fund Class 1; Capital Research and Management CompanySM	0.53%[1]	5.64%	9.02%	7.22%
Provide high total return (including income and capital gains) consistent with preservation of capital over the long term while seeking to manage volatility and provide downside protection.	American Funds IS Managed Risk Asset Allocation Fund Class P1; Capital Research and Management CompanySM	0.65[1]	12.50%	8.94%	N/A
Long-term capital appreciation.	American Funds IS New World Fund® Class 1; Capital Research and Management CompanySM	0.57%[1]	5.16%	13.53%	8.94%
Provide as high a level of current income as is consistent with the preservation of capital.	American Funds IS The Bond Fund of America Class 1; Capital Research and Management CompanySM	0.20%[1]	-0.14%	4.49%	3.52%
Provide a high level of current income consistent with prudent investment risk and preservation of capital.	American Funds IS U.S. Government Securities Fund Class 1; Capital Research and Management CompanySM	0.22%[1]	-0.44%	3.55%	2.55%
Produce income and to provide an opportunity for growth of principal consistent with sound common stock investing.	American Funds IS Washington Mutual Investors Fund Class 1; Capital Research and Management CompanySM	0.27%[1]	28.12%	12.79%	14.04%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Seeks to provide total return.	BlackRock 60/40 Target Allocation ETF V.I. Fund Class I; BlackRock Advisors, LLC	0.38%[1]	11.99%	11.27%	N/A
Seeks long-term total return and current income.	BlackRock Equity Dividend V.I. Fund Class I; BlackRock Advisors, LLC	0.66%[1]	20.54%	11.63%	11.84%
Seeks high total investment return.	BlackRock Global Allocation V.I. Fund Class I; BlackRock Advisors, LLC	0.75%[1]	6.67%	9.95%	7.94%
Seeks investment results that, before expenses, correspond to the aggregate price and yield performance of the Standard & Poor’s 500 Index.	BlackRock S&P 500 Index V.I. Fund Class I; BlackRock Advisors, LLC	0.14%[1]	28.53%	18.26%	16.25%
Seeks to match the performance of the Russell 2000® Index as closely as possible before the deduction of fund expenses.	BlackRock Small Cap Index V.I. Fund Class I; BlackRock Advisors, LLC	0.21%[1]	14.57%	11.85%	12.92%
Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock High Yield V.I. Fund Class I; BlackRock Advisors, LLC	0.57%[1]	5.34%	6.36%	6.78%
Maximize total return, consistent with income generation and prudent investment management.	BlackRock Total Return V.I. Fund Class I; BlackRock Advisors, LLC	0.47%[1]	-1.42%	3.92%	3.61%
Achieve long-term capital appreciation.	DFA VA Equity Allocation Portfolio Institutional Class; Dimensional Fund Advisors LP	0.30%[1]	24.37%	N/A	N/A
Provide a market rate of return for a fixed income portfolio with low relative volatility of returns.	DFA VA Global Bond Portfolio Institutional Class; Dimensional Fund Advisors LP	0.24%	-1.04%	1.68%	1.90%
Seeks total return consisting of capital appreciation and current income.	DFA VA Global Moderate Allocation Portfolio Institutional Class; Dimensional Fund Advisors LP	0.28%[1]	14.20%	9.87%	N/A
Achieve long-term capital appreciation.	DFA VA International Small Portfolio Institutional Class; Dimensional Fund Advisors LP	0.40%	14.56%	10.12%	10.04%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Achieve long-term capital appreciation.	DFA VA International Value Portfolio Institutional Class; Dimensional Fund Advisors LP	0.28%	18.11%	7.00%	6.52%
Achieve a stable real return in excess of the rate of inflation with a minimum of risk.	DFA VA Short-Term Fixed Portfolio Institutional Class; Dimensional Fund Advisors LP	0.12%	-0.19%	1.10%	0.78%
Achieve long-term capital appreciation.	DFA VA U.S. Large Value Portfolio Institutional Class; Dimensional Fund Advisors LP	0.21%	27.04%	10.52%	13.50%
Achieve long-term capital appreciation.	DFA VA U.S. Targeted Value Portfolio Institutional Class; Dimensional Fund Advisors LP	0.29%	39.68%	10.45%	13.60%
Seeks capital appreciation.	Fidelity VIP Consumer Discretionary Portfolio Initial Class; Fidelity Management & Research Company LLC	0.65%	19.41%	20.10%	17.88%
Seeks long-term capital appreciation.	Fidelity VIP Contrafund® Portfolio Initial Class; Fidelity Management & Research Company LLC	0.60%	27.83%	20.17%	16.64%
Seeks capital appreciation.	Fidelity VIP Emerging Markets Portfolio Initial Class; Fidelity Management & Research Company LLC	0.91%	-2.17%	14.98%	8.44%
Seeks capital appreciation.	Fidelity VIP Energy Portfolio Initial Class; Fidelity Management & Research Company LLC	0.65%	55.35%	-3.30%	0.27%
Seeks to provide investment results that correspond to the total return of stocks of mid- to small-capitalization U.S. companies.	Fidelity VIP Extended Market Index Portfolio Initial Class; Fidelity Management & Research Company LLC	0.13%	21.24%	N/A	N/A
Seeks as high a level of current income as is consistent with preservation of capital and liquidity.	Fidelity® VIP Government Money Market Portfolio Initial Class; Fidelity Management & Research Co., Inc.	0.23%	0.01%	0.93%	0.51%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Seeks to provide capital growth.	Fidelity VIP Growth Opportunities Portfolio Initial Class; Fidelity Management & Research Company LLC	0.63%	11.94%	32.09%	22.94%
Seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500® Index.	Fidelity VIP Index 500 Portfolio Initial Class; Fidelity Management & Research Company LLC	0.10%	28.58%	18.34%	16.44%
Seeks a high level of current income as is consistent with the preservation of capital.	Fidelity VIP Investment Grade Bond Portfolio Initial Class; Fidelity Management & Research Company LLC	0.39%	7.72%	N/A	N/A
Seeks capital appreciation.	Fidelity VIP Value Strategies Portfolio Initial Class; Fidelity Management & Research Company LLC	0.64%	33.60%	13.94%	13.74%
To maximize income while maintain prospects for capital appreciation.	Franklin Income VIP Fund Class 1; Franklin Advisers, Inc.	0.47%	17.01%	7.72%	7.65%
Capital Appreciation. Its secondary goal is income.	Franklin Mutual Shares VIP Fund Class 1; Franklin Mutual Advisers, LLC	0.73%	19.52%	6.72%	9.28%
Long-term capital appreciation. Preservation of capital, while not a goal, is also an important consideration.	Franklin Rising Dividends VIP Fund Class 1; Franklin Advisers, Inc.	0.63%	27.10%	17.10%	14.68%
Long-term total return.	Franklin Small Cap Value VIP Fund Class 1; Franklin Mutual Advisers, LLC	0.66%	25.67%	10.21%	12.41%
Long-term capital growth.	Franklin Small-Mid Cap Growth VIP Fund Class 1; Franklin Advisers, Inc.	0.83%[1]	10.25%	21.15%	15.99%
High level of current income. A secondary goal is long-term capital appreciation.	Franklin Strategic Income VIP Fund Class 1; Franklin Advisers, Inc.	0.78%[1]	2.28%	3.40%	3.96%
Seeks total return while seeking to provide volatility management.	Goldman Sachs VIT Trend Driven Allocation Fund Institutional Shares (formerly called Global Trends	0.69%[1]	16.46%	8.21%	N/A

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
	Allocation Fund); Goldman Sachs Asset Management, L.P.
Seeks long-term capital appreciation.	Goldman Sachs VIT Large Cap Value Fund Institutional Shares; Goldman Sachs Asset Management, L.P.	0.70%[1]	24.13%	10.32%	12.06%
Seeks long-term capital appreciation.	Goldman Sachs VIT Mid Cap Value Fund Institutional Shares; Goldman Sachs Asset Management, L.P.	0.84%[1]	30.95%	13.17%	13.08%
Seeks long-term capital appreciation.	Goldman Sachs VIT Strategic Growth Fund Institutional Shares; Goldman Sachs Asset Management, L.P.	0.74%[1]	21.93%	24.58%	19.02%
Seeks capital appreciation.	Invesco V.I. Discovery Mid Cap Growth Fund Series I; Invesco Advisers, Inc.	0.83%	19.10%	23.08%	17.84%
Seeks capital appreciation.	Invesco Oppenheimer V.I. International Growth Fund Series I; Invesco Advisers, Inc.	1.00%[1]	10.22%	11.88%	9.74%
Seeks capital appreciation.	Invesco V.I. Main Street Small Cap Fund® Series I; Invesco Advisers, Inc.	0.84%[1]	22.55%	13.73%	14.69%
Long-term capital appreciation.	Invesco V.I. American Value Fund Series I; Invesco Advisers, Inc.	0.88%	27.95%	9.22%	10.92%
Total return with a low to moderate correlation to traditional financial market indices.	Invesco V.I. Balanced-Risk Allocation Fund Series I; Invesco Advisers, Inc.	0.88%[1]	9.55%	7.47%	6.25%
Long-term growth of capital.	Invesco V.I. EQV International Equity Fund Series I (formerly called Invesco V.I. International Growth Fund); Invesco Advisers, Inc.	0.89%	10.22%	11.88%	9.74%
Long-term growth of capital.	Invesco V.I. Technology Fund Series I; Invesco Advisers, Inc.	0.98%	14.41%	25.03%	17.48%
Seeks long-term capital growth, consistent with preservation of capital and balanced by current	Janus Henderson Balanced Portfolio Institutional Shares; Janus Henderson Investors US	0.62%	17.20%	14.39%	11.81%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
income.	LLC
Seeks long-term growth of capital.	Janus Henderson Enterprise Portfolio Institutional Shares; Janus Janus Henderson Investors US LLC	0.71%	16.83%	19.13%	17.23%
Seeks to maximize total return by investing primarily in a diversified portfolio of intermediate- and long-term debt securities.	JPMorgan Insurance Trust Core Bond Portfolio Class 1; J.P. Morgan Investment Management Inc.	0.54%[1]	-1.35%	3.58%	2.98%
Seeks capital appreciation with the secondary goal of achieving current income by investing primarily in equity securities.	JPMorgan Insurance Trust Mid Cap Value Portfolio Class 1; J.P. Morgan Investment Management Inc.	0.76%	29.88%	10.63%	12.99%
Seeks capital appreciation.	MFS New Discovery Series – Initial Class; Massachusetts Financial Services Company	0.87%[1]	1.80%	21.30%	16.15%
Seeks total return.	MFS Utilities Series – Initial Class; Massachusetts Financial Services Company	0.78%[1]	14.09%	11.89%	9.93%
Seeks capital appreciation.	MFS Value Series – Initial Class; Massachusetts Financial Services Company	0.70%[1]	25.45%	12.25%	13.42%
Seeks capital appreciation.	MFS International Growth Portfolio – Initial Class; Massachusetts Financial Services Company	0.88%[1]	9.27%	14.22%	10.00%
Seeks long-term growth of capital and low to moderate income, while giving consideration to certain environmental, social and governance (“ESG”) criteria.	Pacific Select Fund ESG Diversified Portfolio Class P; Pacific Life Fund Advisors LLC	0.62%[1]	N/A	N/A	N/A
Seeks long-term growth of capital and low to moderate income, while giving consideration to certain environmental, social and governance (“ESG”) criteria.	Pacific Select Fund ESG Diversified Growth Portfolio Class P; Pacific Life Fund Advisors LLC	0.60%[1]	N/A	N/A	N/A
Seeks a high level of current income.	Pacific Select Fund Floating Rate Income Portfolio Class P; Pacific Life Fund Advisors LLC (Pacific Asset Management LLC)	0.71%	4.83%	4.41%	3.98%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
Seeks to provide capital appreciation.	Pacific Select Fund Hedged Equity Portfolio Class P; Pacific Life Fund Advisors LLC (J.P. Morgan Investment Management Inc.)	0.70%[1]	N/A	N/A	N/A
Seeks long-term growth of capital and low to moderate income.	Pacific Select Fund PSF DFA Balanced Allocation Portfolio Class P; Pacific Life Fund Advisors LLC	0.40%	12.78%	N/A	N/A
Seeks current income and moderate growth of capital.	Pacific Select Fund Pacific Dynamix – Conservative Growth Portfolio Class P; Pacific Life Fund Advisors LLC	0.39%[1]	6.66%	N/A	N/A
Seeks moderately high, long-term growth of capital with low, current income.	Pacific Select Fund Pacific Dynamix – Growth Portfolio Class P; Pacific Life Fund Advisors LLC	0.39%[1]	14.57%	N/A	N/A
Seeks long-term growth of capital and low to moderate income.	Pacific Select Fund Pacific Dynamix – Moderate Growth Portfolio Class P; Pacific Life Fund Advisors LLC	0.39%[1]	10.85%	N/A	N/A
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Emerging Markets Bond Portfolio Institutional Class; Pacific Investment Management Company, LLC	0.87%	-1.12%	4.09%	3.59%
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Long-Term U.S. Government Portfolio Institutional Class; Pacific Investment Management Company, LLC	0.51%	-4.64%	6.30%	4.35%
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Low Duration Portfolio Institutional Class; Pacific Investment Management Company, LLC	0.50%	-0.78%	1.69%	1.74%
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Total Return Portfolio Institutional Class; Pacific Investment Management Company, LLC	0.50%	-1.12%	4.09%	3.59%
Track the total return of the S&P 500 Index.	Schwab S&P 500 Index Portfolio; Charles Schwab	0.03%	23.25%	16.75%	15.36%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
	Investment Management, Inc.
Long-term capital growth.	Templeton Foreign VIP Fund Class 1; Templeton Investment Counsel, LLC	0.86%[1]	4.44%	2.97%	4.27%
High current income, consistent with preservation of capital. Capital appreciation is a secondary consideration.	Templeton Global Bond VIP Fund Class 1; Franklin Advisers, Inc.	0.51%[1]	-4.62%	-0.68%	1.39%
Seeks capital appreciation.	TOPS Aggressive Growth ETF Portfolio Class 1; ValMark Advisers, Inc.	0.30%	19.66%	12.95%	11.73%
Seeks income and capital appreciation.	TOPS Balanced ETF Portfolio Class 1; ValMark Advisers, Inc.	0.31%	9.97%	7.88%	7.08%
Seeks to preserve capital and provide moderate income and moderate capital appreciation.	TOPS Conservative ETF Portfolio Class 1; ValMark Advisers, Inc.	0.33%	6.74%	6.01%	5.16%
Seeks capital appreciation.	TOPS Growth ETF Portfolio Class 1; ValMark Advisers, Inc.	0.30%	16.89%	11.59%	10.41%
Seeks to provide income and capital appreciation with less volatility than the fixed income and equity markets as a whole.	TOPS Managed Risk Balanced ETF Portfolio Class 1; ValMark Advisers, Inc.	0.50%	8.80%	6.74%	5.54%
Seeks capital appreciation with less volatility than the equity markets as a whole.	TOPS Managed Risk Growth ETF Portfolio Class 1; ValMark Advisers, Inc.	0.49%	12.79%	8.54%	6.41%
Seeks capital appreciation with less volatility than the equity markets as a whole.	TOPS Managed Risk Moderate Growth ETF Portfolio Class 1; ValMark Advisers, Inc.	0.49%	11.38%	7.92%	6.36%
Seeks capital appreciation.	TOPS Moderate Growth ETF Portfolio Class 1; ValMark Advisers, Inc.	0.30%	13.12%	9.80%	5.54%
Seeks to provide long-term capital growth. Income is a secondary objective.	T. Rowe Price Blue Chip Growth Portfolio; T. Rowe Price Associates, Inc.	0.75%[1]	17.62%	23.28%	19.23%
Seeks a high level of dividend income and long-term capital	T. Rowe Price Equity Income Portfolio; T. Rowe Price	0.74%[1]	25.55%	11.01%	11.81%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
growth primarily through investments in stocks.	Associates, Inc.
Seeks long-term capital appreciation.	T. Rowe Price Health Sciences Portfolio; T. Rowe Price Associates, Inc.	0.94%[1]	13.10%	19.52%	20.43%
Seeks to provide long-term capital appreciation and reasonable current income.	Vanguard VIF Balanced Portfolio; Wellington Management Company LLP	0.20%	19.02%	12.32%	11.40%
Seeks to provide long-term capital appreciation.	Vanguard VIF Capital Growth Portfolio; PRIMECAP Management Company	0.34%	21.54%	18.12%	17.35%
Seeks to provide current income and low to moderate capital appreciation.	Vanguard VIF Conservative Allocation Portfolio; The Vanguard Group, Inc.	0.13%	5.99%	8.09%	7.16%
Seeks to provide long-term capital appreciation and income.	Vanguard VIF Diversified Value Portfolio; Barrow, Hanley, Mewhinney & Strauss, LLC	0.28%	30.46%	13.52%	13.15%
Seeks to provide an above-average level of current income and reasonable long-term capital appreciation.	Vanguard VIF Equity Income Portfolio; Wellington Management Company LLP	0.30%	25.33%	12.35%	13.06%
Seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks.	Vanguard VIF Equity Index Portfolio; The Vanguard Group, Inc.	0.14%	28.55%	18.31%	16.39%
Seeks to track the performance of a benchmark index that measures the investment return of the global, investment-grade, fixed income market.	Vanguard VIF Global Bond Index Portfolio; The Vanguard Group, Inc.	0.13%	-1.84%	N/A	N/A
Seeks to provide long-term capital appreciation.	Vanguard VIF Growth Portfolio; Wellington Management Company LLP	0.41%	17.86%	24.24%	19.15%
Seeks to provide a high level of current income.	Vanguard VIF High Yield Bond Portfolio; Wellington Management Company LLP	0.26%	3.68%	5.69%	6.05%
Seeks to track the performance of a benchmark index that measures the	Vanguard VIF Mid-Cap Index Portfolio; The Vanguard	0.17%	24.36%	15.72%	14.97%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 Year	5 Year	10 Year
investment return of mid-capitalization stocks.	Group, Inc.
Seeks to provide long-term capital appreciation.	Vanguard VIF International Portfolio; Ballie Gifford Overseas Ltd. and Schroder Investment Management North America Inc.	0.38%	-1.54%	20.47%	13.57%
Seeks to provide capital appreciation and a low to moderate level of current income.	Vanguard VIF Moderate Allocation Portfolio; The Vanguard Group, Inc.	0.12%	10.07%	10.31%	9.22
Seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs and other real estate-related investments.	Vanguard VIF Real Estate Index Portfolio; The Vanguard Group, Inc.	0.26%	40.21%	11.25%	11.43%
Seeks to provide current income while maintaining limited price volatility.	Vanguard VIF Short-Term Investment Grade Portfolio; The Vanguard Group, Inc.	0.14%	-0.45%	11.25%	2.48%
Seeks to track the performance of a broad, market-weighted bond index.	Vanguard VIF Total Bond Market Index Portfolio; The Vanguard Group, Inc.	0.14%	-1.72%	3.50%	2.77%
Seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in developed and emerging markets, excluding the United States.	Vanguard VIF Total International Stock Market Index Portfolio; The Vanguard Group, Inc.	0.10%	8.53%	N/A	N/A
Seeks to track the performance of a benchmark index that measures the investment return of the overall stock market.	Vanguard VIF Total Stock Market Index Portfolio; The Vanguard Group, Inc.	0.13%	25.64%	17.79%	16.13%
Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain a dollar-weighted average effective duration that is normally within 30% of the average duration of the domestic bond market as a whole.	Western Asset Core Plus VIT Portfolio Class I; Legg Mason Partners Fund Advisor, LLC	0.53%[1]	-1.97%	4.44%	5.37%

1 To help limit Fund expenses, Fund advisers have contractually agreed to reduce investment advisory fees or otherwise reimburse certain of their Funds which reflect temporary fee reductions. There can be no assurance that Fund expense waivers or reimbursements will be extended beyond their current terms as outlined in each Fund prospectus, and they may not cover certain expenses such as extraordinary expenses. See each Fund prospectus for complete information regarding these arrangements.

LIVING BENEFIT INVESTMENT ALLOCATION REQUIREMENTS

Investment Allocation Requirements

At initial purchase and during the entire time that you own an optional living benefit Rider, you must allocate your entire Contract Value the Investment Options we make available for these Riders. You may allocate your Contract Value 100% among the allowable Investment Options.

Currently, the allowable Investment Options are as follows:

Allowable Investment Options

American Funds IS Asset Allocation Fund	PSF DFA Balanced Allocation Portfolio
BlackRock 60/40 Target Allocation ETF V.I. Fund	PSF ESG Diversified Portfolio
BlackRock Global Allocation V.I. Fund	PSF Hedged Equity Portfolio
Invesco V.I. Balanced-Risk Allocation Fund	TOPS Balanced ETF Portfolio
Janus Henderson Balanced Portfolio	TOPS Conservative ETF Portfolio
Pacific Dynamix – Conservative Growth Portfolio	Vanguard VIF Balanced Portfolio
Pacific Dynamix – Moderate Growth Portfolio	Vanguard VIF Conservative Allocation Portfolio

You may transfer your entire Contract Value between allowable Investment Options, subject to certain transfer limitations and availability. See HOW YOUR PURCHASE PAYMENTS ARE ALLOCATED – Transfers and Market-timing Restrictions. Keep in mind that you must allocate your entire Contract Value among the allowable Investment Options. If you do not allocate your entire Purchase Payment or Contract Value according to the requirements above, your rider will terminate.

By adding an optional living benefit Rider to your Contract, you agree to the above referenced investment allocation requirements for the entire period that you own a Rider. These requirements may limit the number of Investment Options that are otherwise available to you under your Contract.

We reserve the right to add or remove allowable asset allocation programs or allowable Investment Options at any time. We may make such a change due to a fund reorganization, fund substitution, to help protect our ability to provide the guarantees under these riders (for example, changes in an underlying portfolio’s investment objective and principal investment strategies, or changes in general market conditions). If you already invested in an allowable Investment Option, a change to an existing allowable Investment Option will not require you to reallocate or transfer the total amount of Contract Value allocated to an affected Investment Option, except when an underlying portfolio is liquidated by a determination of its Board of Directors or by a fund substitution. If a change is required that will result in a reallocation or transfer of an existing Investment Option, we will provide you with reasonable notice (generally 90 calendar days) prior to the effective date of such change to allow you to reallocate your Contract Value to maintain your rider benefits. If you do not reallocate your Contract Value your rider will terminate.

Our right to add or remove allowable asset allocation programs or allowable Investment Options, may limit the number of Investment Options that are available to you under your Contract in the future. We have the right to significantly reduce the number of allowable Investment Options even to a single conservative Investment Option. Please discuss with your financial professional if this Contract is appropriate for you given our right to make changes to the allowable Investment Options.

We will send you written notice in the event any transaction made by you will involuntarily cause the rider to terminate for failure to invest according to the investment allocation requirements. However, you will have 30 calendar days starting from the date of our written notice (“30 day period”), to instruct us to take appropriate corrective action to continue participation in an allowable asset allocation program or allowable Investment Options to continue the rider. If you take appropriate corrective action and continue the rider, the rider benefits and features available immediately before the terminating event will remain in effect.

Our right to add or remove allowable Investment Options, may limit the number of Investment Options that are available to you under your Contract in the future. We have the right to significantly reduce the number of allowable Investment Options even to a single conservative Investment Option. Please discuss with your financial professional if this Contract is appropriate for you given our right to make changes to the allowable Investment Options.

Certain of the asset allocation portfolios that are allowable Investment Options, including the Pacific Select Fund asset allocation portfolios, may use futures and options to reduce the portfolios’ equity exposure during periods when market indicators suggest high market volatility. This strategy is designed to reduce the risk of market losses from investing in equity securities. However, this strategy may result in periods of underperformance, including periods when specified benchmark indexes are appreciating but market volatility is high. As a result, your Contract Value may increase less than it would have without these defensive actions.

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information for the Contract, both dated May 1, 2022, as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000222236

Pacific Life & Annuity Company

Mailing address:

P.O. Box 2829

Omaha, NE 68103-2829

Visit us at our website: www.PacificLife.com

ISP-42501-22A